Exhibit 16.1

[Letterhead of Eide Bailly LLP]

Securities and Exchange Commission
Washington, D.C. 20549

Re:	Western Plains Energy, L.L.C.
Commission File Number 333-74982

Ladies and Gentlemen:

We were previously principal accountants for Western Plains Energy, L.L.C. and on January 14, 2003, we reported on the financial statements of Western Plains Energy, L.L.C. (WPE) as of December 31, 2002 and for the periods ended December 31, 2002 and 2001. On October 16, 2003, we were notified of our dismissal as principal accountants of WPE. We have read WPE’s statements included under Item 4 of its Form 8-K for October 15, 2003 and we agree with such statements.

Sincerely,

/s/ EIDE BAILLY LLP
Minneapolis, MN
October 23, 2003